UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GREY GLOBAL GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Filed by Grey Global Group Inc.
Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934
Subject Company: Grey Global Group Inc.
Commission File No. 0-7898

Important Legal Information

This communication is being made in respect of the proposed merger involving WPP Group plc and Grey Global Group Inc. In connection with the proposed merger, on February 1, 2005, WPP and Grey filed with the SEC a registration statement on Form F-4 containing a definitive proxy statement/prospectus for the stockholders of Grey. Before making any voting or investment decision, Grey’s stockholders and investors are urged to read the definitive proxy statement/prospectus regarding the merger, and any other relevant documents filed with the SEC carefully in their entirety because they contain or will contain important information about the proposed transaction. The registration statement containing the proxy statement/prospectus and other documents are available free of charge at the SEC’s Web site, www.sec.gov. Stockholders and investors in Grey or WPP may also obtain the proxy statement/prospectus and other documents free of charge by directing their requests to Grey, 777 Third Avenue, New York, NY 10017 (212-546-2000), or to WPP, 125 Park Avenue, New York, NY 10017 (212-632-2200).

Grey and its directors and executive officers may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Grey’s directors and executive officers is available in its proxy statement, which was filed with the SEC on December 8, 2004. Additional information regarding the interests of such potential participants is included in the proxy statement/prospectus.

The following notice was provided to participants in the Grey Global Group Inc. Employee Stock Ownership Plan:

Grey Global Group Inc.
777 Third Avenue
New York, NY 10017-1344
212-546-2000

Inter-Office Correspondence

Additional Notice to Participants in the Grey Global Group Inc.
Employee Stock Ownership Plan

To	All ESOP Participants	Date	February 18, 2005

From	Steven G. Felsher	Copy	E.H. Meyer J.A. Grudzina
Subject	Your ESOP Account

You recently received a notice (“Initial Notice”) in the mail from Vanguard Fiduciary Trust Company (“Vanguard”) providing important information about your ability to direct Vanguard to vote the shares of Grey stock (“Grey shares”) allocated to your ESOP account. You may direct Vanguard to vote in favor of or against the proposed merger of Grey and WPP.

The Initial Notice also described your ability to direct Vanguard to exchange the Grey shares allocated to your ESOP account in the event the merger is approved in accordance with the following options: (1) each Grey share in your account will be exchanged for $1,005 cash (“cash consideration”), subject to proration; (2) each Grey share will be exchanged for 21.746 WPP American depositary shares, or WPP ADSs (“share consideration”), subject to proration; or (3) a percentage of your Grey shares will be exchanged for share consideration and the remaining percentage will be exchanged for cash consideration, subject to proration. You should note that whatever option you choose, all assets will remain in the ESOP until the terms of the plan permit withdrawal.

This memorandum provides additional information, in question and answer format, regarding your ability to direct Vanguard with respect to the exchange of the Grey shares allocated to your ESOP account in the event the merger is approved. It is not intended to encourage you to vote in a particular way regarding the merger or to recommend one form of consideration over the other, but however you elect to vote, you are encouraged to vote. It also discusses selected information about the future of your ESOP account after the merger, assuming, of course, the merger is approved.

Q1.	For the Grey shares allocated to my ESOP account, how do I elect cash consideration or share consideration?

You elect cash or share consideration on the ESOP Instruction Form, which was sent to you with the Initial Notice. You should carefully review and follow the instructions for the ESOP Instruction Form described in the Initial Notice. Additional copies of the Initial Notice and an ESOP Instruction Form may be obtained as noted in Q9. below.

Q2.	If I elect all cash consideration, what will I receive?

Subject to the allocation and proration procedure described in Q8. below, you will receive $1,005 for each Grey share that is allocated to your ESOP account. Thus, if you have 10 Grey shares allocated to your ESOP account, your Grey shares could be converted into $10,050 in cash.

Q3.	If I elect all share consideration, what will I receive?

Subject to the allocation and proration procedure described in Q8. below, you will receive 21.746 WPP ADSs for each Grey share that is allocated to your ESOP account. Thus, if you have 10 Grey shares allocated to your account, your Grey shares could be converted into 217 WPP ADSs (plus cash in lieu of fractional shares).

Q4.	If I elect 50 percent cash consideration and 50 percent share consideration, what will I receive?

Subject to the allocation and proration procedure described in Q8. below, if you have 10 Grey shares allocated to your ESOP account and you elect 50 percent cash consideration and 50 percent share consideration, your Grey shares could be converted into $5,025 and 108 WPP ADSs (plus cash in lieu of fractional shares).

Q5.	What is an ADS?

An ADS or American Depositary Share is a stock that trades in the United States but represents a specific number of shares in a foreign corporation.

Q6.	Where do I find the current price of a WPP ADS?

WPP ADSs are listed on the NASDAQ under the symbol WPPGY.

Q7.	What is the price of a WPP ADS?

The price of a WPP ADS as of the end of trading on February 17, 2005 was $56.27.
The price of a WPP ADS as of the end of trading on September 10, 2004, the last trading day before the share consideration was fixed, was $46.66.

Q8.	What is the allocation and proration procedure?

Since it is likely that more than 50% of the shareholders will choose one of the election options, there will have to be a balancing, called a “proration,” to ensure that the aggregate merger consideration is divided 50-50 between WPP equity and cash. Proration is a procedure that will be used to adjust the final distribution of cash consideration and share consideration received by you in order to ensure that 50% of the outstanding Grey shares are converted to cash consideration and the remaining 50% is converted to share consideration as required by the merger agreement. For example:

If you hold 10 Grey shares and you elect to receive only WPP shares in exchange for your Grey shares, and all other Grey stockholders make the same election:

+	only 50% of your Grey shares would be converted into WPP shares and the remaining 50% of your Grey shares would be converted into cash; and
+	as a result, you would receive an aggregate amount of 108 WPP ADSs (21.746 WPP ADSs per Grey share) and $5,025 ($1,005 per Grey share) in cash for your 10 Grey shares (plus cash in lieu of fractional shares).

For other examples, see pages 4-6 and 82-85 of the proxy statement/prospectus which accompanied the Initial Notice.

Q9.	Can I change my vote and/or election after I submit my ESOP Instruction Form?

Yes. You may change your vote and/or change your election with regard to whether or not you would like to receive cash or WPP ADSs by sending a new ESOP Instruction Form to Vanguard. Your new ESOP Instruction Form with any changes must be received by the deadline for receiving the forms (4 p.m. Eastern time on February 28, 2005). If you need an additional ESOP Instruction Form, you may obtain one by calling Vanguard Participant Services at 1-800-523-1188 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time. If you make changes prior to the deadline, the latest received ESOP Instruction Form will determine your instruction to Vanguard.

Q10.	If the merger is approved, what will happen to my cash and WPP ADSs in the ESOP?

While final arrangements have not been made, it is anticipated that all WPP ADSs held by the ESOP will be sold for cash following the consummation of the merger and additional investment options offered. You will be able to direct the investment of the cash proceeds you receive from the merger, as well as the cash proceeds of the subsequent sale of WPP ADSs. It is intended that the investment options will be consistent with those currently offered under the Grey 401K plan.

All plan assets will remain in the ESOP until you withdraw them following the end of your employment at Grey or your attaining age 59-1/2.

We encourage you to exercise your rights and direct Vanguard to vote your shares with respect to the proposed merger and to choose the merger consideration you prefer to receive. Before making any voting or investment decision, you are urged to read the definitive proxy statement/prospectus regarding the merger, and any other relevant documents filed with the Securities Exchange Commission, carefully in their entirety because they contain or will contain important information about the proposed merger.

If you have any questions please call John Grudzina (x2424) or me.